Exhibit 28 (j)(3) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of Federated Hermes Adviser Series:

We consent to the use of our reports, dated July 27, 2020, with respect to the financial statements of Federated Emerging Markets Equity Fund, Federated International Equity Fund, and Federated International Growth Fund (subsequently renamed Federated Hermes Emerging Markets Equity Fund, Federated Hermes International Equity Fund, and Federated Hermes International Growth Fund, respectively), three portfolios of the Federated Hermes Adviser Series (former Federated Adviser Series), as of May 31, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

July 27, 2020